SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
                    of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number: 0-24645

                           United States Leather, Inc.
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             (Exact name of registrant as specified in its charter)
        1403 West Bruce Street, Milwaukee, Wisconsin 53204 (414) 383-6030
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   [ X ]     Rule 12h-3(b)(1)(ii)   [    ]
   Rule 12g-4(a)(1)(ii)  [   ]     Rule 12h-3(b)(2)(i)    [    ]
   Rule 12g-4(a)(2)(i)   [   ]     Rule 12h-3(b)(2)(ii)   [    ]
   Rule 12g-4(a)(2)(ii)  [   ]     Rule 15d-6             [    ]
   Rule 12h-3(b)(1)(i)   [   ]

       Approximate number of holders of record of securities covered by this Form as of the certification or notice date: 20

       Pursuant to the requirements of the Securities Exchange Act of 1934, United States Leather, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: March 31, 1999                BY: /s/ Anthony Biancanello
                                       -----------------------
                                       Anthony Biancanello
                                       President and Chief Executive Officer